UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


FORM 3                                            OMB APROVAL
                                                  OMB NUMBER:          3235-0104
                                                  Expires:               Pending
                                                  Estimated average burden
                                                  hours per response.........0.5

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section
            17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1. Name and Address of Reporting Person*

Compaq Computer Corporation
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     (Last)                         (First)                      (Middle)

20555 State Highway 249
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                                   (Street)

Houston                              TX                               77070
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     (City)                         (State)                           (Zip)

2.   Date of Event Requiring Statement (Month/Day/Year)

              12/19/01
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3.   IRS Identification Number of Reporting Person, if an entity (voluntary)

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4.   Issuer Name and Ticker or Trading Symbol

     NaviSite, Inc. ("NAVI")
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5.   Relationship of Reporting Person(s) to Issuer   (Check all applicable)

       Director                                        X 10% Owner
    ---                                               ---

       Officer (give title below)                        Other (specify below)
    ---                                               ---

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6.   If Amendment, Date of Original (Month/Day/Year)

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7.  Individual or Joint/Group Filing (Check Applicable Line)

    Form filed by One Reporting Person
----

  X Form filed by More than One Reporting Person
----


             Table I -- Non-Derivative Securities Beneficially Owned

1.   Title of Security            2. Amount of Securities           3. Ownership               4.   Nature of Indirect
     (Instr. 4)                      Beneficially Owned                Form: Direct                 Beneficial Ownership
                                     (Instr. 4)                        (D) or Indirect              (Instr. 5)
                                                                       (I)(Instr. 5)
-----------------------------------------------------------------------------------------------------------------------------



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).

   Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
                                                                                                                       (Over)
                                                                                                              SEC 1473 (7-96)


     Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


1.   Title of Derivative       2. Date Exercisable          3.   Title and Amount of     4. Conver-    5. Owner-    6. Nature
     Security (Instr. 4)          and Expiration                 Securities Underlying      sion or       ship         of In-
                                  Date (Month/Day/ Year)         Derivative Securities      Exercise      Form of      direct
                                  -------------------------      (Instr. 4)                 Price of      Deriv-       Bene-
                                  Date           Expira-         -----------------------    Derivative    ative        ficial
                                  Exer-          tion             Title           Amount    Security      Security:    Owner-
                                  cisable        Date                             or                      Direct       ship
                                                                                  Number                  (D) or       (Instr.
                                                                                  of                      Indirect     5)
                                                                                  Shares                  (I)
                                                                                                          (Instr.
                                                                                                          5)
------------------------------------------------------------------------------------------------------------------------------------
NaviSite, Inc. 12% Convertible,
Senior Secured Note Due December
31, 2007                          12/19/01      12/31/07         Common Stock   211,897,436(1)  $0.26         I          (2)





Explanation of Responses:

(1) The number of shares of common stock indicated on this Form 3 assumes conversion of principal only. Interest on the senior secured note may be converted into shares.

(2) The derivative security is directly owned by Compaq Financial Services Corporation, a wholly owned Subsidiary of Compaq Computer
Corporation.  Compaq Computer Corporation disclaims beneficial ownership of such security except to the extent of its pecuniary interest therein.

                                                                                     COMPAQ COPUTER CORPORATION

                                                                                      /s/ Linda S. Auwers           January 8, 2002
                                                                                     ---------------------------    ---------------
** Intentional misstatements or omissions of facts constitute Federal Criminal          **Signature of Reporting         Date
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                         Person


Note: File three copies of this Form, one of which must be manually signed.              Name: Linda S. Auwers
      If space is insufficient, see Instruction 6 for procedure.                         Title: Vice President,
                                                                                                Deputy General Counsel and
                                                                                                Secretary

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently
valid OMB Number.                                                                                                             Page 2






                            JOINT FILER INFORMATION





Name:                               Compaq Financial Services Corporation

Address:                            420 Mountain Avenue
                                    P.O. Box 6
                                    Murray Hill, New Jersey 07974

Designated Filer:                   Compaq Computer Corporation

Issuer and
    Ticker Symbol:                  Navisite, Inc. ("NAVI")

Date Exercisable:                   12/19/01

Expiration Date:                    12/31/07


COMPAQ FINANCIAL SERVICES CORPORATION

By: /s/ Edward Andrews                             Date:  January 8, 2002
  -----------------------------------                    -----------------
  **Signature of Reporting Person
    Name: Edward Andrews
    Title: Vice President and Managing
           Director, Global Structured Finance




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